Exhibit 99.1

Centuri Holdings Announces Appointment of Christian (“Chris”)

Brown as President and Chief Executive Officer

Mr. Brown Brings Deep Experience in the Energy and Infrastructure Sectors

Experienced CEO with Proven Track Record of Financial Performance through Organic Growth, M&A and Diligent Capital Allocation

PHOENIX, November 5, 2024 — Centuri Holdings, Inc. (NYSE: CTRI) (“Centuri” or the “Company”), a leading, pure-play North American utility infrastructure services company, today announced its Board of Directors has appointed Christian (“Chris”) Brown as President and Chief Executive Officer of Centuri, effective December 3, 2024. Mr. Brown will be appointed to the Centuri Board at that time. Mr. Brown succeeds Paul Caudill, who was appointed Interim President and CEO effective July 31, 2024.

Brown brings expertise in leading large, complex organizations through periods of significant evolution and growth in the energy and industrial sectors, including engineering and construction (E&C), during a career that has spanned more than three decades. Most recently, he served as CEO of EnerMech, a privately held global energy and infrastructure services company, where he developed and implemented their leading change strategy, which resulted in strong revenue growth and a differentiated service offering. Prior to this, he served as CEO of Kentz Engineers & Constructors, a FTSE 250-listed E&C business across energy, infrastructure, and utility sectors, where he was instrumental in driving a nearly sixfold increase in revenue over five years, and successfully led the company through its sale to SNC-Lavalin (now known as AtkinsRéalis), a TSX-listed E&C company. Chris has resided in Houston with his family for over 20 years.

“Throughout his impressive career, Chris has consistently demonstrated his strategic vision, operational expertise and ability to drive success and increased stakeholder value,” said Karen Haller, Chair of Centuri’s Board of Directors. “His background and experience in engineering have fostered a hands-on operational approach that has resulted in a strong technical and practical understanding of the utility sector. Across roles, his commercial acumen has led to significant growth, both organically and through tuck-in acquisitions. We look forward to benefitting from Chris’ global experience leading both publicly traded and privately held companies within the industry, and his existing relationships with some of Centuri’s customers. We are confident Chris is the ideal leader to advance our strategic initiatives and drive growth at Centuri as a world-class utility infrastructure services platform.”

“I am excited to join the team during a truly transformative period for the industry,” said Chris Brown. “Centuri stands as a leader in the utility infrastructure sector with a strong track record of safely delivering solutions across customers’ value chains. As utility companies continue to look for solutions to replace aging infrastructure and emergent technologies and clean energy initiatives grow, Centuri is well positioned to serve as a critical partner. I look forward to working with the leadership team and the Board of Directors to further identify and execute key strategic initiatives, as we capitalize on these opportunities and enhance efficiencies across the Company. As CEO, I am eager to leverage my extensive industry experience and broad-based network to support Centuri’s expanding customer base and guide the Company’s future growth trajectory.”

Ms. Haller added, “On behalf of the Board, I also want to thank Paul Caudill for his leadership and contributions as Interim CEO over the past few months. Paul provided important continuity and continued to lead strategic initiatives during a critical period for the organization. I am grateful for his leadership and his willingness to support Chris’s transition.”

About Christian Brown

Mr. Brown served as Chief Executive Officer of EnerMech, a global energy and infrastructure services company, from 2020 to 2024. During his tenure, he successfully led the company through significant operational change, creating and delivering a new global One EnerMech strategy, which included diversifying the business into new high growth end markets. From 2011 to 2015, Mr. Brown was the Chief Executive Officer and Executive Director of Kentz Engineers & Constructors, a FTSE 250 listed company. Under his leadership, Kentz’s revenues grew from $700 million to $3.9 billion, and the company was successfully sold to SNC-Lavalin in 2014. Post-acquisition, he served as President of the Oil & Gas division and Corporate Development Officer at SNC-Lavalin, where he led the $3.8 billion acquisition and integration of Atkins PLC, delivering significant cost savings and operational synergies. Earlier in his career, Mr. Brown held various senior roles at Foster Wheeler Corporation and KBR, where he managed large-scale services and projects businesses within energy and infrastructure across multiple regions, including North America, Europe, Africa, and the Middle East. His strategic leadership and business development skills were instrumental in driving growth and securing major contracts. Mr. Brown holds an MBA from Henley Management College, was awarded a Fellowship from the ECITB, and has a High National Diploma in Mechanical Engineering from the University of Hull. He is a registered Professional Engineer with the Engineering Council in the United Kingdom and a member of the Association for Project Management.

About Centuri

Centuri Holdings, Inc. is a strategic utility infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can often be identified by the use of words such as “will,” “predict,” “continue,” “forecast,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. Forward-looking statements could include (without limitation) statements regarding our confidence in our prospects our ability to deliver stockholder value and our expected growth. A number of important factors affecting the business and financial results of Centuri could cause actual results to differ materially from those stated in any forward-looking statements. These factors include, but are not limited to, capital market risks and the impact of general economic or industry conditions. Factors that could cause actual results to differ also include (without limitation) those discussed in Centuri’s filings filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Centuri on its website or otherwise. Centuri does not assume any obligation to update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

For Centuri Shareholders, contact:

(623) 879-3700

Investors@Centuri.com

For Centuri media information, contact:

Jennifer Russo (602) 781-6958

JRusso@Centuri.com

Source: Centuri Holdings, Inc.